Exhibit 10.5
UST INC.
BENEFIT RESTORATION PLAN
409A Document
(January 1, 2005 Restatement, as Amended Through September 2008)

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PREAMBLE
The Plan is an unfunded nonqualified plan that is established to provide for the payment of excess retirement income benefits and/or excess survivor income benefits directly to any Participant in the UST Inc. Retirement Income Plan for Salaried Employees or the Survivor Income Plan for Employees of UST Inc. whose benefits are reduced because of the limitation on compensation under Code Section 401(a)(17) or 505(b)(7). The Plan shall benefit those Employees who participate in the Plan on or after January 1, 1989.
The Plan was originally effective January 1, 1989. It was amended in 2001 to change the mortality table and interest rate specified at section 6.1 and to add a new section 6.1(b), providing for a lump-sum distribution to participants in current pay status in the event of a change in control. The Plan was amended in February of 2007 to add provisions providing for accelerated payments from the Plan (as well as the UST Inc. Officers’ Supplemental Retirement Plan and the UST Inc. Excess Retirement Benefit Plan) in order to pay any taxes due under FICA, in compliance with the requirements of Code Section 409A.
Effective January 1, 2005, the terms of the Plan became set forth in two separate plan documents. The first plan document consists of the Plan as originally effective on January 1, 1989 and as amended in 2001; that plan document applies to all benefits under the Plan that were earned and vested on or before December 31, 2004. The second plan document — the 409A document set forth in this document — applies to all benefits under the Plan that are earned and vested after December 31, 2004.

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UST INC.
BENEFIT RESTORATION PLAN
409A Document
(January 1, 2005 Restatement, as Amended Through September 2008)
ARTICLE 1. DEFINITIONS
The following words and phrases as used herein (including the Preamble) shall, for the purpose of this Plan and any subsequent amendment thereof, have the following meanings unless a different meaning is plainly required by the context:
1.1	“Beneficiary” means a person eligible to receive a benefit under the Survivor Income Plan or to receive a benefit under the Retirement Income Plan in the event of the death of the Participant.

1.2	“Board of Directors” means the Board of Directors of UST Inc. as constituted from time to time.

1.3	“BRP 409A Benefit” means the portion of a Participant’s Section 409A Benefits that accrue under the UST Inc. Benefit Restoration Plan.

1.4	“Code” means the Internal Revenue Code of 1986, as amended from time to time. All references herein to particular Code Sections shall also refer to any successor provisions and shall include all related regulations, interpretations and other guidance.

1.5	“Company” means UST Inc., a Delaware corporation, any division of the Company to which the Plan is extended by the Board of Directors, United States Tobacco Company (a wholly owned subsidiary of UST Inc.), and any other subsidiary or affiliated corporation which, with the approval of the Board of Directors and subject to such conditions as it may impose, adopts this Plan, and any successor or successors of any of them.

1.6	“Distribution Date” shall mean the day on which the Participant is to receive the first payment of his Post-2008 409A Excess Retirement Income Benefit under this Plan, determined in accordance with Section 2.2.

1.7	“Effective Date” means January 1, 1989.

1.8	“Eligible Spouse” means the spouse of a Participant to whom the Participant is married on the earlier of the Participant’s Distribution Date or the date of the Participant’s death.

1.9	“Employee” means any person who is an Employee under the terms of the Retirement Income Plan and/or the Survivor Income Plan.

1.10	“Employee Plans Administration Committee” means the committee referred to in Article 4 hereof. Said committee shall be comprised of the same membership as the committee established pursuant to Article 10 of the Retirement Income Plan.

1.11	“ERISA” means the Employee Retirement Income Security Act of 1974, including any amendments thereto, any similar subsequent federal laws, and any rules and regulations from time to time in effect under any of such laws.

1.12	“ERP 409A Benefit” means the portion of a Participant’s Section 409A Benefit accrued under the UST Inc. Excess Retirement Benefit Plan.

1.13	“Excess Benefit Plan” means the UST Inc. Excess Retirement Benefit Plan, as it may be amended from time to time.

1.14	“FICA Amount” means the Participant’s share of the Federal Insurance Contributions Act (FICA) tax imposed on the Total Benefit of the Participant under Code Sections 3101, 3121(a) and 3121(v)(2).

1.15	“Nonqualified Plans” means collectively the UST Inc. Benefit Restoration Plan, the UST Inc. Officers’ Supplemental Retirement Plan, and the UST Inc. Excess Retirement Benefit Plan.

1.16	“Participant” means an Employee who is covered by the Retirement Income Plan or Survivor Income Plan whose benefits thereunder are reduced because of the compensation limits contained in Code Section 401(a)(17) or 505(b)(7).

1.17	“Post-2008 409A Excess Retirement Income Benefit” means an Excess Retirement Income Benefit due under the terms of this Plan to a Participant who is not entitled to a Transition Benefit under this Plan.

1.18	“Plan” means the UST Inc. Benefit Restoration Plan; except where the context indicates to the contrary, any reference herein to the “Plan” shall be a reference to the terms of the Plan as set forth in this 409A Document, as it may be amended from time to time.

1.19	“Pre-409A Document” means the UST Inc. Benefit Restoration Plan as it existed on October 3, 2004, with certain changes adopted thereafter that are intended to conform that document to the two-plan-document structure that applies to the Plan effective as of January 1, 2005.

1.20	“Qualified Joint and Survivor Annuity” means an annuity that is payable to the Participant for life with 50 percent of the amount of such annuity payable after the Participant’s death to his surviving Eligible Spouse for life. If the Eligible Spouse predeceases the Participant, no survivor benefit under the Qualified Joint and Survivor Annuity shall be payable to any person.

1.21	“Retirement Income Plan” means UST Inc. Retirement Income Plan for Salaried Employees, as it may be amended from time to time.

1.22	“Section 409A Benefit” means the portion of a Participant’s Total Benefit that accrues or becomes vested after December 31, 2004.

1.23	“Separation from Service” means a Participant’s separation from service with the Company, within the meaning of Code Section 409A(a)(2)(A)(i). The term may also be used as a verb (i.e., “Separates from Service”) with no change in meaning. Notwithstanding the preceding sentence, a Participant’s transfer to an entity owed 20% or more by the Company will not constitute a Separation of Service to the extent permitted by Code Section 409A.

1.24	“Single Life Annuity” means a level monthly annuity payable to a Participant for his life only, with no survivor benefits to his Eligible Spouse or any other person.

1.25	“SOP 409A Benefit” means the portion of a Participant’s Section 409A Benefits accrued under the UST Inc. Officers’ Supplemental Retirement Plan.

1.26	“Survivor Income Plan” means the Survivor Income Plan for Employees of UST Inc., as it may be amended from time to time.

1.27	“Total Benefit” means the sum of a Participant’s benefits under the UST Inc. Benefit Restoration Plan, the UST Inc. Officers’ Supplemental Retirement Plan and the UST Inc. Excess Retirement Benefit Plan.

1.28	“Transition Benefit” means the benefit that is subject to Code Section 409A and that is due to a Participant under the terms of this Plan on account of the Participant’s entitlement to distribution under the terms of the Retirement Income Plan on or prior to December 31, 2008. Calculation and payment of a Transition Benefit are made under Appendix A.

1.29	“Trust Agreement” means the Indentures of Trust between the Company and the Trustee under (i) the Retirement Income Plan and (ii) the Survivor Income Plan.

1.30	“Trust Fund” means all such money or other property that shall be held by the Trustee pursuant to the terms of the Trust Agreement.

1.31	“Trustee” means the trustee or trustees acting as such under the Trust Agreement, including any successor or successors.

ARTICLE 2.	AMOUNT OF BENEFITS; FORM AND TIME OF PAYMENT OF BENEFITS
2.1	Excess Retirement Income Benefit. An individual who is a Participant in the Plan pursuant to the terms of this 409A Document shall be entitled to an Excess Retirement Income Benefit that is either (i) a Transition Benefit or (ii) a Post-2008 409A Excess Retirement Income Benefit. If a Participant is entitled to a Transition Benefit, the rules in Appendix A apply for determining the amount, the form of payment, and the time of payment of the Transition Benefit. If a Participant is entitled to a Post-2008 409A Excess Retirement Income Benefit, the amount of the Post-2008 409A Excess Retirement Income Benefit shall be determined under section 2.2.

2.2	Post-2008 409A Excess Retirement Income Benefit. A Participant’s Post-2008 409A Excess Retirement Income Benefit that is payable under this Plan shall equal:
(1)	The Post-2008 Excess Retirement Income Benefit, reduced by

(2)	The Grandfathered Excess Retirement Income Benefit.

2.3	Post-2008 Excess Retirement Income Benefit. A Participant’s Post-2008 Excess Retirement Income Benefit shall be the excess, if any, of the amount determined under subparagraph (A) over the amounts determined under subparagraphs (B) and (C):
(A)	The amount that would have been payable to the Participant (or his Beneficiary) under the Retirement Income Plan but for the effects of the limitations in the Retirement Income Plan pursuant to Code Sections 401(a)(17) and 415, expressed in the form of a Single Life Annuity beginning on the Distribution Date.

(B)	The amount payable to the Participant (or his Beneficiary) under the Retirement Income Plan, expressed in the form of a Single Life Annuity beginning on the Distribution Date.

(C)	The amount payable to the Participant (or his Beneficiary) under the Excess Benefit Plan, expressed in the form of a Single Life Annuity beginning on the Distribution Date.
2.4	Grandfathered Excess Retirement Income Benefit. A Participant’s Grandfathered Excess Retirement Income Benefit is the portion of the Participant’s Post-2008 Excess Retirement Income Benefit determined pursuant to the requirements of Treasury Regulation Section 1.409A-6(a)(3)(i) and expressed in the form of a Single Life Annuity commencing at the Distribution Date.

2.5	Time of Payment of the Post-2008 409A Excess Retirement Income Benefit. Payment of the Post-2008 409A Excess Retirement Income Benefit shall begin on the first day of the month following the month in which occurs the later of the following: (i) a Participant’s Separation from Service or (ii) a Participant’s attainment of age 55. Such date shall be the Distribution Date for such benefit.

2.6	Form of Payment of the Post-2008 409A Excess Retirement Income Benefit. The form of payment of the Post-2008 409A Excess Retirement Income Benefit shall be determined under subsections (A) and (B) below.
(A)	If (i) as of the day prior to the commencement of the Participant’s benefit under the Retirement Income Plan (the “Prior Day”), the Participant’s benefit under the Retirement Income Plan is scheduled to commence on the same date as the Participant’s Post-2008 409A Excess Retirement Income Benefit under this Plan (as specified in Section 2.5 above) and (ii) the Participant has on file, on the Prior Day, with the Administrator of the Retirement Income Plan, a valid election form with respect to the form of the Participant’s Retirement Income Plan benefit, then such elected form shall be the form of payment for the Participant’s Post-2008 409A Excess Retirement Income Benefit. For purposes of the preceding sentence, the validity of the form shall be determined under the terms of the Retirement Income Plan, but disregarding any requirement to have the election remain in effect to a date beyond the Prior Day.

(B)	A Participant’s benefit under the Plan that is not paid under (A) above shall be paid in the form elected by the Participant under this Plan, or if no such election is validly submitted by the day before the Distribution Date, then as a Qualified Joint and Survivor Annuity if the Participant is married on the day prior to the Distribution Date or a Single Life Annuity if he is not married on the day prior to the Distribution Date.
2.7	Forms of Payment and Actuarial Equivalence. The forms of payment that are available under this Plan are the annuity forms of payment that are available under the Retirement Income Plan (provided that such annuity either was available under the Retirement Income Plan as of January 1, 2005, or is actuarially equivalent to the annuities available as of such date). If a Participant is to be paid in a form other than a Single Life Annuity, then such form shall be the actuarial equivalent of the Participant’s benefit calculated for the Participant in the form of a Single Life Annuity. For all purposes under this Plan, unless otherwise specified, actuarial equivalence shall be determined using the factors specified under the Retirement Income Plan.

2.8	Excess Survivor Income Benefit. A Beneficiary of a Participant shall receive, in any month, the excess, if any, of the amount determined under subsection (A) over the amount determined under subsection (B):
(A)	The amount that would have been payable to the Beneficiary under the Survivor Income Plan in such month but for the effects of the limitations in the Survivor Income Plan pursuant to Code Section 505(b)(7).

(B)	The amount payable to the Beneficiary under the Survivor Income Plan in such month.
2.9	Time of Payment of Excess Survivor Income Benefit. The Excess Survivor Income Benefit shall be paid on the first day of the calendar month next following the Participant’s death.

2.10	Form of Payment of Excess Survivor Income Benefit. The Excess Survivor Income Benefit shall be paid in monthly installments for the life of the Beneficiary if the Participant’s spouse is the Beneficiary; provided, however, that if the spouse/Beneficiary dies prior to payment of 120 monthly installments, then monthly installment payments will continue to any other Beneficiary named by the Participant to receive such benefits until at least 120 monthly installment payments (including monthly installment payments made to a Beneficiary-spouse) have been made. If the Beneficiary is not the spouse of the Participant at the Participant’s death, all payments after 120 monthly installments shall be forfeited. If the form of payment provided above in this section 2.10 is not permissible under Code Section 409A, then the Excess Survivor Income Benefit shall be paid in monthly installments for the life of the Beneficiary, irrespective of whether the Beneficiary is the spouse of the Participant; provided, however that at least 120 monthly installment payments will be made to such Beneficiary or any secondary Beneficiary named by the Participant.

ARTICLE 3. FINANCING THE PLAN
3.1	The Plan shall be administered as an unfunded nonqualified plan that is maintained primarily for the purpose of providing deferred compensation or benefits for a select group of management or highly compensated employees. The Plan is not intended to meet the qualification requirements of Section 401 of the Code or of any similar provisions of subsequent revenue laws, and is exempt from Title IV and Parts 4 (only the benefit provided under section 2.1), 2, and 3 of Title I of ERISA, as well as certain provisions of Part 1.

3.2	There shall be no contributions to the Trust Fund or to any other fund to prefund or otherwise cover the cost of the Plan.

3.3	No Participant or his Beneficiary shall be entitled to receive any payments due under this Plan from the Retirement Income Plan, the Excess Benefit Plan or the Survivor Income Plan.

3.4	Benefits provided under the Plan shall be paid by the Company directly to any Participant or his Beneficiary from the general assets of the Company.

ARTICLE 4. EMPLOYEE PLANS ADMINISTRATION COMMITTEE
4.1	The Employee Plans Administration Committee shall consist of not less than three persons, to be appointed by the Board of Directors. Any member of the Employee Plans Administration Committee may resign or be removed by the Board of Directors and new members may be appointed by the Board of Directors.

4.2	Any member of the Employee Plans Administration Committee may resign by delivering his written resignation to the Board of Directors in care of the Secretary of the Company, and such resignation shall become effective upon delivery or upon any date specified therein.

4.3	The Board of Directors shall select a Chairman and a Secretary (which Secretary may, but need not, be a member of the Employee Plans Administration Committee) to keep its records or to assist it in the doing of any act or thing to be done or performed by the Employee Plans Administration Committee.

4.4	A majority of the members of the Employee Plans Administration Committee at the time in office shall constitute a quorum for the transaction of business at any meeting. Any determination or action of the Employee Plans Administration Committee may be made or taken by a majority of members present at any meeting thereof, or without a meeting by a resolution or written memorandum concurred in by a majority of the members then in office.

4.5	The Employee Plans Administration Committee shall administer the Plan and shall have the power and the duty to take all action and to make all decisions necessary or proper to carry out the Plan, including without limitation the discretionary authority to determine eligibility for benefits or to construe the terms of the Plan. The determination of the Employee Plans Administration Committee as to any question involving the general administration and interpretation of the Plan shall be final, conclusive and binding. Any discretionary actions to be taken under the Plan by the Employee Plans Administration Committee with respect to the classification of Employees, Participants, or benefits, shall be uniform in their nature and applicable to all persons similarly situated. Without limiting the generality of the foregoing, the Employee Plans Administration Committee shall have the following powers and duties:
(A)	To require any person to furnish such information as it may request for the purpose of the proper administration of the Plan as a condition to receiving any benefit under the Plan;

(B)	To make and enforce such rules and regulations and prescribe the use of such forms as it shall deem necessary for the efficient administration of the Plan;

(C)	To interpret the Plan, and to resolve ambiguities, inconsistencies and omissions;

(D)	To decide on questions concerning the Plan and the eligibility of any Employee to participate in the Plan, in accordance with the provisions of the Plan; and

(E)	To determine the amount of benefits that shall be payable to any person in accordance with the provisions of the Plan.
4.6	The Employee Plans Administration Committee or any person to whom it may delegate any duty or power in connection with administering the Plan shall maintain accounts showing fiscal transactions under the Plan and shall keep in convenient form such data as may be necessary with respect to the operation and administration of the Plan.

4.7	The Employee Plans Administration Committee and any person to whom it may delegate any duty or power in connection with administering the Plan, and the Company and the officers, directors and employees thereof, shall be entitled to rely conclusively upon, and shall be fully protected in any action taken or suffered by them in good faith in reliance upon (1) any actuary, accountant, counsel, other specialist or other person selected by the Employee Plans Administration Committee, or (ii) any tables, valuations, certificates, opinions or reports that shall be furnished by any of the persons mentioned in (i) or by the Trustee. No member of the Employee Plans Administration Committee nor the Company nor the officers nor directors thereof shall be liable for any neglect, omission or wrongdoing of the Trustee.

4.8	In administering the Plan, neither the Employee Plans Administration Committee nor any person to whom it may delegate any duty or power in connection with administering the Plan, nor the Company, nor its officers, directors, or employees, shall be liable for any action or failure to act except for its or his own gross negligence or willful misconduct, nor shall anyone other than the Company be liable for the payment of any benefit amount under the Plan. No member of the Employee Plans Administration Committee shall be personally liable under any contract, agreement, bond or other instrument made or executed by him on his behalf as a member of the Employee Plans Administration Committee; nor for any mistake of judgment made by him on his behalf as a member of the Employee Plans Administration Committee nor for any action, failure to act, or loss unless resulting from his own gross negligence or willful misconduct; nor for the neglect, omission or wrongdoing of any other member of the Employee Plans Administration Committee.
4.9	Unless otherwise agreed to by the Company, the members of the Employee Plans Administration Committee shall serve without compensation for their services as such, but all reasonable expenses incurred in the performance of their duties shall be paid by the Company. Unless otherwise determined by the Board of Directors, no member of the Employee Plans Administration Committee shall be required to give any bond or other security in any jurisdiction.

ARTICLE 5. AMENDMENT OR TERMINATION
5.1	Amendment. The Board of Directors reserves the right at any time and from time to time to modify or amend in whole or in part any or all of the provisions of the Plan; provided, however, that no such amendment or modification violates Code Section 409A, or makes it possible to deprive any Participant or Beneficiary of a Participant of a previously acquired vested or accrued right (except as necessary to comply with Code Section 409A).

5.2	Termination. While the Company intends to continue the Plan indefinitely, nevertheless, it assumes no contractual obligation as to its continuance. The Plan may be terminated for any reason at any time by the Board of Directors.
ARTICLE 6. SPECIAL TERMINATION BENEFIT
6.1	(A)	Notwithstanding any other provision of the Plan, if, during the two-year period following a “Change in Control of the Company” (as defined at subsection 6.2(A) below), the employment of a Participant who is entitled to a benefit under section 2.1 of the Plan (the “Excess Retirement Income Benefit”) is terminated, unless such termination is (i) because of the Participant’s death or Disability (as defined below), (ii) by the Company for Cause (as defined below) or (iii) by the Participant other than for Good Reason (as defined below), then the Participant’s Post-2008 409A Excess

Retirement Income Benefit shall fully vest on the day of the Participant’s termination. Notwithstanding any other provision of the Plan, if, during the two-year period following a “change in control” of the Company (as “change in control” is defined at Treasury Regulation 1.409A-3(i)(5) (hereafter, a “409A change in control”)), the employment of a Participant who is entitled to an Excess Retirement Income Benefit is terminated, the Company shall pay to the Participant, no later than the fifth day following the date of such termination of employment, a lump-sum amount equal to the present value of the Excess Retirement Income Benefit. For purposes of determining such present value (1) it shall be assumed that a Participant’s Excess Retirement Income Benefit would otherwise commence at the earliest possible benefit commencement date under section 2.5 or Appendix A (whichever is applicable), and (2) the present value of such annual amount shall be determined by using the mortality table prescribed by the Secretary of the Treasury under Code Section 417(e)(3)(A)(ii)(1), as in effect on the date the Participant terminates employment, and the annual rate of interest on 30-year Treasury Securities as specified by the Commissioner of Internal Revenue for the second full month preceding the month in which the Participant terminates employment.
(B)	Notwithstanding any other provision of the Plan, if a Participant who is in current receipt of a benefit from the Plan on the date of a 409A change in control of the Company shall not have received a complete distribution of his Excess Retirement Income Benefit on the date of the occurrence of a 409A change in control, the Company shall pay, no later than the fifth day following the occurrence of such 409A change in control, a lump-sum amount equal to the present value of the undistributed portion of the Participant’s Excess Retirement Income Benefit, determined as of the date of such 409A change in control. For purposes of the preceding sentence, present value shall be determined in accordance with provisions, to the extent applicable, of the final sentence of section 6.1(A) hereof.

6.2	The following definitions apply to the terms used in this Article:
(A)	“Change in Control of the Company” shall be deemed to have occurred if (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than the Company, any “person” who on the date hereof is a director or officer of the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities, or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i) or (iii) of this section) whose election by the Board of Directors or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof; or (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 80% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

(B)	“Disability.” If as a result of the Participant’s incapacity due to physical or mental illness, he shall have been absent from the full—time performance of his duties with the Company for six (6) consecutive months, and within thirty (30) days after written notice of termination is given he shall not have returned to the full—time performance of his duties, his employment may be terminated for “Disability.”

(C)	“Cause.” Termination by the Company of the Participant’s employment for “cause” shall mean termination upon an act or acts of dishonesty constituting a felony under the laws of the United States or any State thereof and resulting or intended to result directly or indirectly in gain or personal enrichment at the expense of the Company. Notwithstanding the foregoing, the Participant shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board of Directors at a meeting of the Board of Directors called and held for such purpose (after reasonable notice to him and an opportunity for him, together with his counsel, to be heard before the Board of Directors), finding that in the good faith opinion of the Board of Directors he was guilty of conduct set forth above in this subsection and specifying the particulars thereof in detail.

(D)	“Good Reason.” The Participant shall be entitled to terminate his employment for Good Reason. For purposes of this Agreement, “Good Reason” shall mean, without the Participant’s express written consent, the occurrence after a Change in Control of the Company of any of the following circumstances unless, in the case of paragraphs (1), (5), (6) or (7), such circumstances are fully corrected prior to the Participant’s date of termination specified in his notice of termination given in respect thereof:
(1)	the assignment to the Participant of any duties inconsistent with the position in the Company that he held immediately prior to the Change in Control of the Company, or a significant adverse alteration in the nature or status of his responsibilities from those in effect immediately prior to such change;

(2)	a reduction by the Company in his annual base salary as in effect on the date hereof or as the same may be increased from time to time;

(3)	the relocation of the Company’s principal executive offices to a location outside the Greenwich Metropolitan Area (or, if different, the metropolitan area in which such offices are located immediately prior to the Change in Control of the Company) or the Company’s requiring the Participant to be based anywhere other than the Company’s principal executive offices except for required travel on the Company’s business to an extent substantially consistent with his present business travel obligations;

(4)	the failure by the Company to pay him any portion of his current compensation except pursuant to an across-the-board compensation deferral similarly affecting all officers of the Company and all officers of any person whose actions resulted in a Change of Control of the Company or any person affiliated with the Company or such person, or to pay to him any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven (7) days of the date such compensation is due;

(5)	the failure by the Company to continue in effect any compensation plan in which he participates immediately prior to the Change in Control of the Company that is material to his total compensation, including but not limited to the Company’s Retirement Income Plan for Salaried Employees, Employees’ Savings Plan, Officers’ Supplemental Retirement Plan, Incentive Compensation Plan, 1982 Stock Option Plan, Excess Retirement Benefit Plan, Survivor Income Plan, or any substitute plans adopted prior to the Change in Control of the Company, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue his participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of his participation relative to other participants, as existed at the time of the Change in Control of the Company;

(6)	the failure by the Company to continue to provide him with benefits substantially similar to those he enjoyed under any of the Company’s life insurance, medical, health and accident, or disability plans in which he was participating at the time of the Change in Control of the Company, the taking of any action by the Company that would directly or indirectly materially reduce any of such benefits or deprive him of any material fringe benefit he enjoyed at the time of the Change of Control of the Company, or the failure by the Company to provide him with the number of paid vacation days to which he is entitled on the basis of years of service with the Company in accordance with the Company’s normal vacation policy in effect at the time of the Change in Control of the Company; or

(7)	the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to pay benefits under this Plan. Notwithstanding the above, in the case of a Participant who has entered into an employment agreement with the Company, “Good Reason” shall have the meaning set forth in such employment agreement.

ARTICLE 7. PAYMENT OF FICA TAXES
7.1	Payment of FICA and Related Income Taxes. As provided in subsections (A) through (D) below, a portion of a Participant’s Section 409A Benefit shall be paid as a single lump sum and remitted directly to the Internal Revenue Service (“IRS”) in satisfaction of the Participant’s FICA Amount and the related withholding of income tax at source on wages (imposed under Code Section 3401 or the corresponding withholding provisions of the applicable state, local or foreign tax laws as a result of the payment of the FICA Amount) and the additional withholding of income tax at source on wages that is attributable to the pyramiding of wages and taxes. Notwithstanding the prior sentence, in the event the Participant is due to be paid a bonus between (1) the date the Participant’s Total Benefit is taken into account as a FICA wages, and (2) the date that income taxes related to the lump sum payment are deposited with the IRS, the related income taxes shall be satisfied (to the extent possible) from the Participant’s bonus, and the amount of the lump sum payment provided for in the prior sentence shall be reduced accordingly. Payment of related income taxes out of such a bonus is referred to below as “Bonus Withholding.”
(A)	Timing of Payment. Upon the date that the Participant’s FICA Amount and related income tax withholding are due to be deposited with the IRS, a lump sum payment equal to the Participant’s FICA Amount and any related income tax withholding, after taking into account any Bonus Withholding, shall be paid from the Participant’s Section 409A Benefit and remitted to the IRS (or other applicable tax authority) in satisfaction of such FICA Amount and income tax withholding. The classification of a Participant as a “specified employee” under Code Section 409A shall have no effect on the timing of the lump sum payment under this subsection (A).

(B)	Reduction of Section 409A Benefit. To reflect the payment of a Participant’s FICA Amount and any related income tax liability, after taking into account any Bonus Withholding, as provided in subsection (A) above, the Participant’s Section 409A Benefit shall be reduced on an equal and consistent basis, effective as of the date for payment of the lump sum in accordance with subsection (A) above, with such reduction being the actuarial equivalent of the lump sum payment used to satisfy the Participant’s FICA Amount and related income tax withholding, and with actuarial equivalence determined using the applicable year-end disclosure rate and related factors for the year in which the Participant Separates from Service. It is expressly contemplated that this reduction may occur effective as of a date that is after the date payment of a Participant’s BRP Pension, SOP Pension or ERP Pension commences. The reduction of the Participant’s Section 409A Benefit shall be made according to the ordering rules of subsection (C) below.

(C)	Order of Payment from the Nonqualified Plans. The reduction under subsection (B) above shall apply first to the Participant’s BRP 409A Benefit. To the extent the BRP 409A Benefit is insufficient to satisfy the reduction, the Participant’s SOP 409A Benefit shall be reduced next. To the extent the Participant’s BRP 409A Benefit and SOP 409A Benefit are insufficient to satisfy the reduction, the Participant’s ERP 409A Benefit shall be reduced next. To the extent the Participant’s total Section 409A Benefit is insufficient to satisfy the reduction, the Participant shall be responsible for paying the difference to the Company.

(D)	No Effect on Commencement of Section 409A Benefit. The Participant’s Section 409A Benefit shall commence in accordance with the terms of the Nonqualified Plans. The lump sum payment to satisfy the Participant’s FICA Amount and related income tax withholding shall not affect the time of payment of the Participant’s actuarially reduced Section 409A Benefit, including not affecting any required delay in payment to a Participant who is classified as a “specified employee” under Section 409A.
ARTICLE 8. COMPLIANCE WITH CODE SECTION 409A
8.1	Specified Employee. With respect to Participants who are “specified employees” (as defined in Code Section 409A), a distribution due to Separation from Service may not be made before the date that is six months after the date of Separation from Service (or, if earlier, the date of death of the Participant), except as may be otherwise permitted pursuant to Code Section 409A. Notwithstanding the foregoing sentence, a Participant who is due Transition Benefits and who commences distribution of those benefits on or before December 31, 2008 in accordance with the linked-plan transition rules contained in Notice 2007-86 shall not be subject to this section 8.1. To the extent that a Participant is subject to this section and a distribution is to be paid in installments, through an annuity, or in some other manner where payment will be periodic, the Participant shall be paid, during the seventh month following Separation from Service, the aggregate amount of payments he would have received but for the application of this section; all remaining payments shall be made in their ordinary course.
8.2	In General. It is the intention of the Company that the Plan shall be construed in accordance with the applicable requirements of Code Section 409A. Further, in the event that the Plan shall be deemed not to comply with Code Section 409A, then neither the Company, the Board of Directors, the Employee Plans Administration Committee nor its or their designees or agents shall be liable to any Participant or other persons for actions, decisions or determinations made in good faith.

ARTICLE 9. CLAIMS PROCEDURE
The Employee Plans Administration Committee (“Plan Committee”) shall have the exclusive discretionary authority to construe and interpret the Plan, to decide all questions of eligibility for benefits and to determine the amount of such benefits, and its decisions on such matters are final and conclusive. As a result, benefits under this Plan will be paid only if the Plan Committee decides in its discretion that the person claiming such benefits (a “claimant” ) is entitled to them. This discretionary authority is intended to be absolute, and in any case where the extent of this discretion is in question, the Plan Committee is to be accorded the maximum discretion possible. Any exercise of this discretionary authority shall be reviewed by a court, arbitrator or other tribunal under the arbitrary and capricious standard (i.e., the abuse of discretion standard). If, pursuant to the discretionary authority provided for above, an assertion of any right to a benefit by or on behalf of a claimant is wholly or partially denied, the Plan Committee, or a party designated by the Plan Committee, will provide such claimant the claims review process described in this section. The Plan Committee has the discretionary right to modify the claims process described in this section in any manner so long as the claims review process, as modified, includes the steps described below. Within a 90-day response period following the receipt of the claim by the Plan Committee, the Plan Committee will notify the claimant of:
(a).	The specific reason or reasons for the denial;

(b).	Specific reference to pertinent Plan provisions on which the denial is based;

(c).	A description of any additional material or information necessary for the claimant to submit to perfect the claim and an explanation of why such material or information is necessary; and

(d).	A description of the claims review process (including the time limits applicable to such process and a statement of the claimant’s right to bring a civil action under ERISA following a further denial on review).
If the Plan Committee determines that special circumstances require an extension of time for processing the claim, it may extend the response period from 90 to 180 days. If this occurs, the Plan Committee will notify the claimant before the end of the initial 90-day period, indicating the special circumstances requiring the extension and the date by which the Plan Committee expects to make the final decision. Further review of a claim is available upon request by the claimant to the Plan Committee made in writing or such other form as is acceptable to the Plan Committee within 60 days after the claimant receives the denial of the claim. Upon review, the Plan Committee shall provide the claimant a full and fair review of the claim, including the opportunity to submit to the Plan Committee comments, documents, records and other information relevant to the claim and the Plan Committee’s review shall take into account such comments, documents, records and information regardless of whether it was submitted or considered at the initial determination. The decision on review shall be made within 60 days after receipt of the request for review, unless circumstances warrant an extension of time not to exceed an additional 60 days. If this occurs, notice of the extension will be furnished to claimant before the end of the initial 60-day period, indicating the special circumstances requiring the extension and the date by which the Plan Committee expects to make the final decision. The final decision shall be drafted in a manner calculated to be understood by the claimant, and shall include the specific reasons for the decision with references to the specific Plan provisions on which the decision is based. Any claim referenced in this section that is reviewed by a court, arbitrator, or any other tribunal shall be reviewed solely on the basis of the record before the Plan Committee. In addition, any such review shall be conditioned on the claimant’s having fully exhausted all rights under this section. Any notice or other notification that is required to be sent to a claimant under this section may be sent pursuant to any method approved under Department of Labor Regulation Section 2520.104b-1 or other applicable guidance.

ARTICLE 10. CONSTRUCTION OF THE PLAN
The terms of the Plan shall be construed in accordance with this Article.
10.1	Gender and Number. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender, and the singular may include the plural, unless the context clearly indicates to the contrary.

10.2	Compounds of the Word “Here”: The words “hereof”, “hereunder” and other similar compounds of the word “here” shall mean and refer to the entire Plan, not to any particular provision or section.

10.3	Subdivisions of the Plan Document. This Plan document is divided and subdivided using the following progression: articles, section, subsections, and paragraphs. Articles are designated by the word “ARTICLE” in all-capital letters and Arabic numerals that do not contain a decimal point. Sections are designated by Arabic numerals containing a decimal point. Subsections are designated by upper-case letters in parentheses. Paragraphs are designated by Arabic numerals in parentheses. Any reference in a section to a subsection (with no accompanying section reference) shall be read as a reference to the subsection with the specified designation contained in that same section. A similar rule shall apply with respect to paragraph references within a subsection.

10.4	Invalid Provisions. If any provision of this Plan is, or is hereafter declared to be void, voidable, invalid or otherwise unlawful, the remainder of the Plan shall not be affected thereby.

10.5	Interpreting Article 5. In all circumstances, the provisions of Article 5 shall be interpreted in the manner that imposes the least limitation on the Company’s claimed right of amendment or termination (or both). In this regard, it is specifically intended that any ambiguities in the Plan are to be resolved in the manner that minimizes the limitation on any right to amendment or termination that is claimed directly or indirectly against one or more Participants or Beneficiaries.

APPENDIX A
ARTICLE 1. APPLICABILITY
This Appendix sets forth the rules applicable to Transition Benefits. As specified in section 1.28 above, Transition Benefits are Plan benefits subject to Code Section 409A that are due a Participant who was entitled to commence distribution of his benefits under the Retirement Income Plan from January 1, 2005 through December 31, 2008. This Appendix sets forth rules for payment of any Plan benefits due a Participant who was due Transition Benefits and commenced or commences his benefits on or before December 31, 2008; those rules are set forth in Article 2 of this Appendix A. This Appendix also sets forth rules for payment of any Plan benefits due a Participant who was due Transition Benefits but did not commence distribution of his benefit on or before December 31, 2008 (“Non-Distributed Transition Benefits”).
ARTICLE 2. APPLICABLE RULES FOR PAYMENT OF TRANSITION BENEFITS
With respect to the payment of Transition Benefits that commenced on or prior to December 31, 2008, the Plan operated and complied with Code Section 409A pursuant to the transition rules for so-called “linked plans.” Accordingly, for such Transition Benefits, the Plan operated as it did prior to January 1, 2005 (under the terms of the Pre-409A Document), except as otherwise required to comply with Code Section 409A.
ARTICLE 3. APPLICABLE RULES FOR NON-DISTRIBUTED TRANSITION BENEFITS
Non-Distributed Transition Benefits shall be paid beginning on January 1, 2009. The form of payment for Participants who are married on December 31, 2008 shall be a Qualified Joint and Survivor Annuity and the form of payment for Participants who are not married on December 31, 2008 shall be a Single Life Annuity.

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ARTICLE 4.	TRANSITION RULE FOR PARTICIPANTS WHOSE BENEFITS COMMENCE PRIOR TO MARCH 31, 2007
Notwithstanding anything else in the Plan to the contrary, the Section 409A Benefit of the Participants listed below shall initially be paid without regard to the actuarial reduction for the lump sum payment to satisfy such Participant’s FICA Amount and related income tax withholding. Effective March 1, 2007, the Participant’s remaining Section 409A Benefit payments shall be actuarially reduced as provided above at Article 7 to the extent necessary to recover the lump sum payment for the payment of such Participant’s FICA Amount and any related income tax withholding, after taking into account any Bonus Withholding. The transitional rule in this Appendix A, Article 4 applies to the following Participants:

Name	Retirement Date
Robert Fitzmaurice	June 1, 2006
Valerie Held	June 1, 2006
Vincent Gierer	January 1, 2007

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